Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 15, 2011

CITIGROUP REPORTS SECOND QUARTER 2011 NET INCOME OF $3.3 BILLION, COMPARED TO
$2.7 BILLION IN SECOND QUARTER 2010

EARNINGS PER SHARE(1) OF $1.09 VERSUS $0.90 IN SECOND QUARTER 2010

SECOND QUARTER 2011 REVENUES OF $20.6 BILLION

TANGIBLE BOOK VALUE PER SHARE(1) UP $1.88 FROM FIRST QUARTER 2011 TO $48.75 AND
16% OVER THE PRIOR YEAR PERIOD

NET CREDIT LOSSES DECLINED 35% FROM PRIOR YEAR PERIOD TO $5.1 BILLION

TIER 1 COMMON OF $115 BILLION, TIER 1 COMMON RATIO OF 11.6%

CITI HOLDINGS ASSETS OF $308 BILLION, 34% LOWER THAN PRIOR YEAR PERIOD

New York, July 15, 2011 — Citigroup Inc. today reported second quarter 2011 net income of $3.3 billion, or $1.09 per diluted share, on revenues of $20.6 billion.  Second quarter net income grew 24% from the prior year period and 11% from the first quarter 2011, while net revenues were 7% lower versus the prior year period and 5% higher than the first quarter 2011.

Vikram Pandit, Citi’s Chief Executive Officer, said, “Citi achieved another solid quarter of operating performance as we continue to execute our strategy.  We produced growth in both loans and deposits in Citicorp, reduced assets in Citi Holdings, continued to invest in our core businesses, and improved our financial strength.  Although the near-term macroeconomic outlook is uneven, Citi is consistently profitable and we remain focused on producing responsible growth by serving our clients.”

John Gerspach, Citi’s Chief Financial Officer, said, “We expect to begin returning capital to shareholders next year and end that year with an 8%-9% Tier 1 Common Capital Ratio under Basel III.  During the first half of 2011, we added an estimated $9 billion in Basel III regulatory capital through the ‘multiplier effect’ created by the combined impact of earnings and the utilization of our deferred tax assets. In addition, at the end of 2012, we currently expect Citigroup’s risk weighted assets under Basel III to be in the range of 135% of what they would be under Basel I and, more importantly, Citicorp’s risk weighted assets to be approximately 120% of what they would be under Basel I.”

Citicorp revenues were essentially flat from the prior year period, while the overall decline in Citigroup revenues from the prior year largely reflected lower results in Citi Holdings and Corporate/Other.

(1)  Earnings per share, book value per share and tangible book value per share, each as used throughout this release, reflect Citigroup’s 1-for-10 reverse stock split, which was effective May 6, 2011. Income available for EPS purposes reflects deductions for preferred stock dividends and restricted stock adjustments for employee plans. Tangible book value per share is a non-GAAP financial measure. See Appendix B for additional information on this metric.

Citicorp revenues of $16.3 billion in the second quarter 2011 decreased less than 1% from the prior year period.  Revenue growth in Citicorp’s international Regional Consumer Banking (RCB) businesses and in Transaction Services during the quarter was offset by declines in Securities and Banking and North America RCB.

Citi Holdings revenues declined 18% from the prior year period to $4.0 billion.  The decline in Citi Holdings revenues was principally due to the ongoing declines in assets, which fell 34% from the prior year period to $308 billion. Since reaching its peak in the first quarter of 2008, Citi Holdings assets are now over half-a-trillion dollars lower.

Corporate/Other revenues fell $400 million from the prior year period to $263 million.  The decline in Corporate/Other revenues largely reflects lower revenues from investment yields and hedging activities.

International RCB revenues in Asia, Latin America and EMEA increased 12% year-over-year in aggregate to $4.8 billion, reflecting growth in virtually all significant consumer banking drivers.

North America RCB revenues declined 9% from the prior year period to $3.4 billion, principally caused by lower average card balances and the impact of the Credit Card Accountability Responsibility and Disclosure (CARD) Act.

Transaction Services revenues grew 6% from the prior year period to $2.7 billion, as a result of strength across cash, trade and securities services products, particularly in the emerging markets.

Securities and Banking revenues fell 8% year-over-year to $5.5 billion reflecting the ongoing challenging macro environment that led to difficult trading conditions in the second quarter and slightly lower customer activity levels, particularly in Fixed Income Markets.

Citigroup’s quarterly net income increased 24%, compared to the second quarter 2010, to $3.3 billion as a significant improvement in the cost of credit was partially offset by higher operating costs.  Total cost of credit in the second quarter fell 49% to $3.4 billion.  The improvement in credit costs was driven by a 35% decline in net credit losses to $5.1 billion and a $2.0 billion release of credit reserves, reflecting a lower level of inherent losses remaining in the portfolio.  Operating expenses grew 9% from the prior year period to $12.9 billion, reflecting the impact of foreign exchange translation, volume-related expenses in Citicorp, legal and related expenses and ongoing investment spending, which were partially offset by ongoing reengineering benefits and lower expenses in Citi Holdings.

Citigroup’s total allowance for loan losses was $34.4 billion at quarter end, or 5.4% of total loans.  The $2.0 billion net release of credit reserves was 37% higher than the prior year period as credit quality continued to improve during the second quarter.  More than half of the net credit reserve release was attributable to Citi Holdings.  Consumer loans that were 90+ days delinquent, excluding the Special Asset Pool (SAP), fell 46% versus the prior year period to $9.9 billion, or 2.3% of consumer loans, while corporate non-accrual loans fell 56% to $4.8 billion and consumer non-accrual loans fell 39% to $8.4 billion.

Citigroup’s capital levels and book value continued to increase in the quarter.  Book value per share was $60.34 and tangible book value per share was $48.75, 13% and 16% increases, respectively, versus the prior year period.  Citigroup’s Tier 1 Capital Ratio was 13.6% and its Tier 1 Common Ratio was 11.6%, an increase of 161 bps and 189 bps, respectively, from the second quarter 2010.

CITIGROUP

(in millions of dollars, except per share amounts)	2Q'11	1Q'11	2Q'10	QoQ%	YoY%

Citicorp	16,348	16,504	16,489	-1%	-1%
Citi Holdings	4,011	3,283	4,919	22%	-18%
Corporate/Other	263	(61)	663	NM	-60%
Total Revenues	$20,622	$19,726	$22,071	5%	-7%

Expenses	$12,936	$12,326	$11,866	5%	9%

Net Credit Losses	5,147	6,269	7,962	-18%	-35%
Loan Loss Reserve Build/(Release) (a)	(1,979)	(3,345)	(1,510)	-41%	31%
Provision for Benefits and Claims	219	260	213	-16%	3%
Total Cost of Credit	$3,387	$3,184	$6,665	6%	-49%

Income from Cont. Ops. Before Taxes	$4,299	$4,216	$3,540	2%	21%
Provision (benefit) for Income Taxes	967	1,185	812	-18%	19%

Income from Continuing Operations	$3,332	$3,031	$2,728	10%	22%
Net income (loss) from Disc. Ops.	71	40	(3)	78%	NM
Non-Controlling Interest	62	72	28	-14%	NM
Citigroup Net Income	$3,341	$2,999	$2,697	11%	24%

Tier 1 Common Ratio	11.6%	11.3%	9.7%
Tier 1 Capital Ratio	13.6%	13.3%	12.0%
Return on Common Equity	7.7%	7.3%	7.0%
Book Value per Share	$60.34	$58.46	$53.32
Tangible Book Value per Share	$48.75	$46.87	$41.86

(a) Includes provision for unfunded lending commitments

CITICORP

(in millions of dollars)	2Q’11	1Q’11	2Q’10	QoQ%	YoY%

Regional Consumer Banking	8,214	7,942	8,032	3%	2%
Securities and Banking	5,471	6,012	5,955	-9%	-8%
Transaction Services	2,663	2,550	2,502	4%	6%
Total Revenues	$16,348	$16,504	$16,489	-1%	-1%

Expenses	$10,062	$9,601	$9,176	5%	10%

Net Credit Losses	2,153	2,318	2,965	-7%	-27%
Loan Loss Reserve Build/(Release) (a)	(914)	(1,254)	(665)	-27%	37%
Provision for Benefits and Claims	26	44	27	-41%	-4%
Total Cost of Credit	$1,265	$1,108	$2,327	14%	-46%

Net Income	$3,656	$4,084	$3,719	-10%	-2%

Net Revenues
North America	6,100	6,272	6,956	-3%	-12%
EMEA	2,929	3,293	2,986	-11%	-2%
LATAM	3,529	3,299	3,032	7%	16%
Asia	3,790	3,640	3,515	4%	8%

Net Income
North America	1,167	1,130	1,025	3%	14%
EMEA	644	1,071	706	-40%	-9%
LATAM	860	929	826	-7%	4%
Asia	985	954	1,162	3%	-15%

EOP Assets ($B)	1,380	1,330	1,211	4%	14%
EOP Loans ($B)	440	418	379	5%	16%
EOP Deposits ($B)	788	784	719	1%	10%

(a) Includes provision for unfunded lending commitments

Citicorp

Citicorp revenues decreased less than 1% from the prior year period to $16.3 billion.  Strong revenue growth in the international RCB businesses and in Transaction Services was offset by revenue declines in North America RCB and Securities and Banking. The combined revenues of the international RCB (Asia, Latin America and EMEA) grew 12% from the prior year period, while Transaction Services revenues grew 6%.  Offsetting that growth was a 9% decline in North America RCB revenues and an 8% decline in Securities and Banking revenues.

Citicorp net income decreased 2% to $3.7 billion from the prior year period as declines in the cost of credit were offset by higher operating expenses.  Increases in North America RCB were more than offset by net income declines in international RCB, Securities and Banking and Transaction Services.

Citicorp cost of credit in the second quarter 2011 fell 46% to $1.3 billion from the prior year period.  The decline was largely driven by an $812 million decline in net credit losses to $2.2 billion and a $249 million increase in the release of credit reserves to $914 million.  The substantial majority of the reserve release (93%) was attributed to consumer loans, largely Citi-branded cards, as credit quality across the consumer portfolio continued to improve.  Citicorp’s loans 90+ days delinquent fell 26% from the prior year period to $2.8 billion, and the 90+ days delinquent ratio fell 34% to 1.15% of loans.

Citicorp operating expenses increased 10% year-over-year to $10.1 billion. Excluding the UK bonus tax in the second quarter of 2010, expenses were up 14% year-over-year.

Citicorp end of period loans grew 16% versus the prior year period, to $440 billion with most of the growth coming from the emerging markets.  Consumer loans grew 11% to $244 billion and corporate loans grew 22% to $197 billion versus the prior year period.

Regional Consumer Banking

(in millions of dollars)	2Q’11	1Q’11	2Q’10	QoQ%	YoY%

North America	3,366	3,334	3,693	1%	-9%
EMEA	391	398	376	-2%	4%
LATAM	2,426	2,309	2,118	5%	15%
Asia	2,031	1,901	1,845	7%	10%
Total Revenues	$8,214	$7,942	$8,032	3%	2%

Expenses	$4,774	$4,482	$4,039	7%	18%

Net Credit Losses	2,002	2,108	2,922	-5%	-31%
Loan Loss Reserve Build/(Release) (a)	(847)	(862)	(412)	-2%	NM
Provision for Benefits and Claims	26	44	27	-41%	-4%
Total Cost of Credit	$1,181	$1,290	$2,537	-8%	-53%

Net Income	$1,606	$1,547	$1,139	4%	41%

Net Income
North America	684	551	52	24%	NM
EMEA	27	49	48	-45%	-44%
LATAM	411	486	473	-15%	-13%
Asia	484	461	566	5%	-14%

(in billions of dollars)
Avg. Citi-branded Card Loans	110	110	109	—	1%
Avg. Retail Banking Loans	129	121	109	6%	18%
Avg. Deposits	315	307	291	2%	8%
Investment Sales (Int’l Only)	25	25	23	-4%	5%
Cards Purchase Sales	71	65	64	10%	12%

(a) Includes provision for unfunded lending commitments

Regional Consumer Banking

RCB revenues of $8.2 billion grew 2% year over year.  Revenue growth of 12% in the international RCB was significantly offset by a 9% decline in North America RCB.  Conversely, net income in international RCB declined 15% from the prior year period to $922 million, while North America RCB net income increased $632 million to $684 million, largely as a result of lower credit reserve releases internationally and higher releases in North America.

North America RCB revenues declined 9% to $3.4 billion versus the prior year period.  The decline was principally driven by the impact of the CARD Act and a 5% decline in average cards receivables to $72 billion.  However, North America retail banking average loans grew 9% to $34 billion.

North America RCB net income was $684 million, up from $52 million in the prior year period, driven by the release of credit reserves that was partially offset by higher operating expenses, which grew 17% year-over-year to $1.8 billion mostly due to investment spending in marketing and technology.

North America RCB credit quality continued to improve as net credit losses fell 39% to $1.3 billion as compared to the prior year period, as there was broad improvement in delinquencies.  The improving credit quality led to a credit reserve release of $757 million, compared to $9 million in the second quarter 2010.  The second quarter 2011 reserve release was for Citi-branded cards.

International RCB revenues grew across all regions versus the prior year period with EMEA revenues growing 4%, Latin America 15% and Asia 10%.  Latin America and Asia each saw double digit growth year-over-year in average loans, average deposits, and purchase sales.

International RCB net income, however, fell 15% from the prior year period to $922 million as credit reserve releases fell 78%, or $313 million, to $90 million, and operating expenses increased 19% to $3.0 billion due to ongoing investments in the franchise, the impact of foreign exchange translation and higher business volumes, partially offset by productivity gains.

International RCB credit quality saw a decline in the reserve releases year-over-year as credit quality in our international RCB increasingly normalized as the underlying loan portfolios continued to grow.

Securities and Banking

(in millions of dollars)	2Q’11	1Q’11	2Q’10	QoQ%	YoY%

Investment Banking	1,085	851	674	27%	61%
Lending	346	244	522	42%	-34%
Equity Markets	812	1,070	652	-24%	25%
Fixed Income Markets	3,033	3,795	3,713	-20%	-18%
Private Bank	555	515	512	8%	8%
Other Securities and Banking	(360)	(463)	(118)	22%	NM
Total Revenues	$5,471	$6,012	$5,955	-9%	-8%

Expenses	$3,899	$3,802	$3,958	3%	-1%

Net Credit Losses	152	204	42	-25%	NM
Credit Reserve Build/(Release) (a)	(93)	(393)	(218)	-76%	-57%
Total Cost of Credit	$59	$(189)	$(176)	NM	NM

Net Income	$1,182	$1,696	$1,657	-30%	-29%

CVA	$147	$(229)	$255

Net Revenues
North America	2,125	2,328	2,627	-9%	-19%
EMEA	1,640	2,059	1,762	-20%	-7%
LATAM	675	582	558	16%	21%
Asia	1,031	1,043	1,008	-1%	2%

Income from Continuing Ops.
North America	339	458	816	-26%	-58%
EMEA	343	765	355	-55%	-3%
LATAM	292	272	200	7%	46%
Asia	212	210	301	1%	-30%

(a) Includes provision for unfunded lending commitments

Securities and Banking

Securities and Banking revenues fell 8% from the prior year period to $5.5 billion.  Excluding CVA in the quarter of $147 million(2), revenues were down 7% mainly due to lower results in Fixed Income Markets.

(2)  See Appendix A.

Fixed Income revenues fell 18% from the prior year period to $3.0 billion. Macroeconomic concerns were exacerbated during the second quarter 2011 by a number of events that led to difficult trading conditions and slightly lower client activity in many products.  The decline in Fixed Income Markets revenues year-over-year was largely in G10 rates and currencies.  Revenues also declined in securitized products, while municipals and credit products produced revenue growth year-over-year.

Equity Markets revenues grew 25% year-over-year to $812 million reflecting stronger results in derivatives and prime finance that offset weaker results in cash equities.

Investment Banking revenues grew 61% year-over-year to $1.1 billion as activity levels across advisory and debt and equity underwriting increased from the second quarter 2010.

Securities and Banking net income declined 29% from the second quarter 2010 to $1.2 billion, as expenses declined 1% but cost of credit increased to $59 million from a $176 million benefit in the prior year period.  Excluding the impact of the UK bonus tax in the second quarter 2010, operating expenses grew 9%, reflecting the cost of continued investment spending and volume related costs offset by ongoing productivity savings.

Transaction Services

(in millions of dollars)	2Q’11	1Q’11	2Q’10	QoQ%	YoY%

Treasury and Trade Solutions	1,922	1,832	1,805	5%	6%
Securities and Fund Services	741	718	697	3%	6%
Total Revenues	$2,663	$2,550	$2,502	4%	6%

Expenses	$1,389	$1,317	$1,179	5%	18%

Net Credit Losses	(1)	6	1	NM	NM
Loan Loss Reserve Build/(Release) (a)	26	1	(35)	NM	NM
Total Cost of Credit	$25	$7	$(34)	NM	NM

Net Income	$868	$841	$923	3%	-6%

Average Deposits ($ in billions)	$365	$355	$320	3%	14%
EOP Assets Under Custody ($ in trillions)	$13.5	$13.0	$11.3	4%	19%

Net Revenues
North America	609	610	636	NM	-4%
EMEA	898	836	848	7%	6%
LATAM	428	408	356	5%	20%
Asia	728	696	662	5%	10%

Income from Continuing Ops.
North America	137	113	158	21%	-13%
EMEA	289	278	320	4%	-10%
LATAM	157	170	154	-8%	2%
Asia	290	284	296	2%	-2%

(a) Includes provision for unfunded lending commitments

Transaction Services

Transaction Services revenues were $2.7 billion, up 6% from the prior year period, driven largely by volume in the international markets, where revenues grew 10%.  This growth resulted from improved transaction activity and additions of corporate, public sector and financial clients.

Transaction Services net income of $868 million fell 6% compared to the second quarter 2010, reflecting spread compression, an 18% increase in expenses to $1.4 billion from continued investment spending and an increase in loan loss reserves due to trade asset growth.

Transaction Services average deposits and other customer liabilities balances grew 14% year-over-year to $365 billion with growth across all regions and assets under custody grew 19% to $13.5 trillion, reflecting increased customer inflows and higher marketing activity.

CITI HOLDINGS

(in millions of dollars)	2Q’11	1Q’11	2Q’10	QoQ%	YoY%

Brokerage and Asset Management	47	137	141	-66%	-67%
Local Consumer Lending	2,949	3,153	4,206	-6%	-30%
Special Asset Pool	1,015	(7)	572	NM	77%
Total Revenues	$4,011	$3,283	$4,919	22%	-18%

Expenses	$2,204	$2,019	$2,435	9%	-9%

Net Credit Losses	2,995	3,950	4,998	-24%	-40%
Loan Loss Reserve Build/(Release) (a)	(1,065)	(2,091)	(845)	-49%	26%
Provision for Benefits and Claims	193	216	185	-11%	4%
Total Cost of Credit	$2,123	$2,075	$4,338	2%	-51%

Net Income (Loss)	$(218)	$(608)	$(1,212)	64%	82%

Net Income (Loss)
Brokerage and Asset Management	(101)	(12)	(101)	NM	—
Local Consumer Lending	(746)	(599)	(1,233)	-25%	39%
Special Asset Pool	629	3	122	NM	NM

EOP Assets
Brokerage and Asset Management	27	27	30	—	-10%
Local Consumer Lending	228	237	323	-4%	-29%
Special Asset Pool	53	73	112	-27%	-53%

EOP Loans ($B)	208	219	313	-5%	-34%
EOP Deposits ($B)	73	77	82	-5%	-11%

(a) Includes provision for unfunded lending commitments

Citi Holdings

Citi Holdings revenues decreased 18% from the prior year period to $4.0 billion as assets declined 34% to $308 billion.  Most of the revenue decline was in Local Consumer Lending (LCL) where revenues decreased 30% to $2.9 billion as end of period loans fell 31% to $198 billion.  SAP revenues increased 77% year-over-year to $1.0 billion, reflecting positive revenue marks and the gains on selling $12.7 billion of assets that were transferred to trading from held-to-maturity at the end of the first quarter 2011.  Brokerage and Asset Management revenues were $47 million, a decrease of 67% compared to the prior year period, due to a lower equity contribution from the Morgan Stanley Smith Barney joint venture.

Citi Holdings net loss of $218 million decreased by $1.0 billion from the prior year period, despite a $908 million decline in revenues. Operating expenses decreased 9% to $2.2 billion and credit costs fell 51% to $2.1 billion.  The decline in operating expenses reflected lower assets and volumes partially offset by higher legal and related expenses.

Citi Holdings cost of credit decreased by 51% year-over-year to $2.1 billion, driven by a 40% reduction in net credit losses to $3.0 billion and a 26% increase in the credit reserve release to $1.1 billion.  Credit improved in LCL with net credit losses declining 39% from the prior year period to $2.8 billion, combined with a 58% increase in the credit reserve release to $664 million.  Improvement in net credit losses was reflected across most LCL portfolios, with retail partner cards and North America real estate lending being the leading contributors.  Cost of credit in SAP also improved primarily due to a 53% reduction in net credit losses to $219 million.

Citi Holdings allowance for credit losses was $19.6 billion at the end of the second quarter 2011, or 9.5% of loans. Delinquencies for LCL improved, as 90+ day delinquent loans decreased 51% to $7.1 billion, or 3.8% of loans.

Corporate/Other

Corporate/Other revenues decreased 60% to $263 million, compared to $663 million in the prior year period.  The decline in revenues was mainly driven by hedging activities and lower investment yields, partially offset by the gain on the sale of Housing Development Finance Corporation Ltd. shares during the second quarter.

Corporate/Other net income was a loss of $168 million, compared to net income of $193 million in the prior year period.  The decline was due to the decline in revenues year-over-year, as well as higher legal and related expenses.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	2Q’11	1Q’11	2Q’10	2Q’11	1Q’11	2Q’10

North America
Regional Consumer Banking	3,366	3,334	3,693	684	551	52
Securities and Banking	2,125	2,328	2,627	339	458	816
Transaction Services	609	610	636	137	113	158
Total North America	$6,100	$6,272	$6,956	$1,160	$1,122	$1,026

EMEA
Regional Consumer Banking	391	398	376	29	49	48
Securities and Banking	1,640	2,059	1,762	343	765	355
Transaction Services	898	836	848	289	278	320
Total EMEA	$2,929	$3,293	$2,986	$661	$1,092	$723

Latin America
Regional Consumer Banking	2,426	2,309	2,118	412	484	473
Securities and Banking	675	582	558	292	272	200
Transaction Services	428	408	356	157	170	154
Total Latin America	$3,529	$3,299	$3,032	$861	$926	$827

Asia
Regional Consumer Banking	2,031	1,901	1,845	484	461	566
Securities and Banking	1,031	1,043	1,008	212	210	301
Transaction Services	728	696	662	290	284	296
Total Asia	$3,790	$3,640	$3,515	$986	$955	$1,163

Citicorp	$16,348	$16,504	$16,489	$3,668	$4,095	$3,739

Citi Holdings	$4,011	$3,283	$4,919	$(168)	$(547)	$(1,204)

Corporate / Other	$263	$(61)	$663	$(168)	$(517)	$193

Citigroup	$20,622	$19,726	$22,071	$3,332	$3,031	$2,728

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S.; (973) 409-9210 outside of the U.S.  The conference code for both numbers is 74168196.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and the Second Quarter 2011 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2010 Annual Report on Form 10-K.

Contacts:

Press:	Jon Diat	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091
	Anu Ahluwalia	(212) 559-4114

Appendix A: CVA

(In millions of dollars)	2Q’11	1Q’11	2Q’10
Securities and Banking
CVA on Citi Liabilities at Fair Value Option	240	(111)	447
Derivatives CVA (1),(2)	(93)	(118)	(193)
Total Securities and Banking CVA	$147	$(229)	$255
Special Asset Pool
CVA on Citi Liabilities at Fair Value Option	1	(2)	8
Derivatives CVA (1)	16	(25)	(54)
Total Special Asset Pool CVA	$17	$(27)	$(45)
Total Citigroup CVA	$164	$(256)	$209

(1) Net of hedges. (2) Includes Private Bank.

Note: Totals may not sum due to rounding

Appendix B: Non-GAAP Financial Measures

Preliminary
(in millions, except per share amounts)	June 30, 2011
Citigroup’s Total Stockholders’ Equity	$176,364
Less: Preferred Stock	312

Common Stockholders’ Equity	176,052
Less:
Goodwill	26,621
Intangible Assets (other than Mortgage Servicing Rights)	7,136
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	50
Tangible Common Equity (TCE)	$142,245

Common Shares Outstanding at Quarter-end	2,917.9

Tangible Book Value Per Share	$48.75
(Tangible Common Equity / Common Shares Outstanding)